Exhibit 10.1
ROBBINS & MYERS, INC.
AWARD AGREEMENT
RESTRICTED SHARE UNIT AWARD TO
This AWARD AGREEMENT (the “Agreement”) is entered into as of the Award Date set forth below between ROBBINS & MYERS, INC., an Ohio corporation (the “Company”), and                                          (“Employee”).
     A. The Company from time to time makes Share Unit Awards to Employees under the Company’s 2004 Incentive Stock Plan As Amended (the “2004 Plan”), a copy of which has been provided to Employee and is incorporated herein by this reference;
     B. For the purpose of encouraging Employee to have a proprietary interest in the Company through stock ownership, to continue in the service of the Company and its Subsidiaries, and to render superior performance during the period of employment, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has determined that Share Units should be awarded under the 2004 Plan to Employee; and
     C. Any capitalized term used herein that is not defined herein shall have the meaning ascribed to it in the 2004 Plan.
NOW, THEREFORE, THE COMPANY AND EMPLOYEE INTENDING TO BE LEGALLY BOUND HEREBY AGREE AS FOLLOWS:
SECTION 1. RESTRICTED SHARE UNIT AWARD.
1.1 Grant of Restricted Share Units.
(a) The Company hereby grants to Employee on                                         , 20___(the “Award Date”), subject to the terms and conditions of the 2004 Plan and this Agreement,                                          Share Units (the “Restricted Share Units”), as a Share Unit Award under the 2004 Plan. Each Restricted Share Unit represents the contingent right to receive one Common Share of the Company (“Common Share”) and shall at all times be equivalent to one Common Share. The Restricted Share Units shall be credited in a book entry account established for Employee until payment in accordance with Section 1.4 hereof.
(b) From and after the Award Date and until the earlier of (i) the time when the Restricted Share Units are paid in accordance with Section 1.4 hereof or (ii) the time when Employee’s right to payment of the Restricted Share Units is forfeited in accordance with Section 1.5(c) hereof, on the date that the Company pays a cash dividend (if any) to holders of Common Shares generally, Employee shall be entitled to a cash amount equal to the product of (i) the dollar amount of the cash dividend paid per Common Share on such date and (ii) the total number of unpaid

Restricted Share Units credited to Employee as of such date (“Dividend Equivalent”). The Dividend Equivalent shall be paid to Employee at the same time that the related dividend is paid to the holders of Common Shares. Dividend Equivalents will be subject to any required withholding for federal, state, local, foreign or other taxes.
1.2 Restrictions.
(a) The Restricted Share Units may not be sold, transferred, assigned or subject to any encumbrance, pledge or charge or disposed of for any reason.
(b) All unvested Restricted Share Units shall be forfeited and all rights of Employee with respect to such units shall terminate in their entirety on the terms and conditions set forth in Section 1.5.
(c) Any attempt to dispose of unvested Restricted Share Units or any interest in such units in any manner contrary to the restrictions set forth in the 2004 Plan or in this Agreement shall be void and of no effect.
(d) Employee shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in the Common Shares underlying the Restricted Share Units until such Common Shares have been delivered to Employee in accordance with Section 1.4. The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Common Shares in the future in accordance with the terms, and subject to the conditions, of this Agreement, and the rights of Employee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.
1.3 Vesting.
(a) Subject to the provisions contained in this Section 1.3, the restrictions set forth in Section 1.2 with respect to the Restricted Share Units shall apply during the restricted period and expire on the Vesting Dates set forth below (each, a “Vesting Date”) (with any fractional units rounded down to the next whole number) and the restricted periods and applicable Vesting Dates shall be as follows:
     (i) For [one-third] of the Restricted Share Units awarded herein, the restricted period shall begin on the Award Date and end on                     , which is the Vesting Date for such Restricted Share Units;
     (ii) For [one-third] of the Restricted Share Units awarded herein, the restricted period shall begin on the Award Date and end on                     , which is the Vesting Date for such Restricted Share Units; and
     (iii) For [one-third] of the Restricted Share Units awarded herein, the restricted period shall begin on the Award Date and end on                     , which is the Vesting Date for such Restricted Share Units.

(b) All unvested Restricted Stock Units shall be forfeited and returned to the Company and all rights of Employees with respect to such units shall terminate in their entirety on the terms and conditions set forth in Section 1.5(c).
Section 1.4 Payment.
(a) The Company shall deliver to Employee (or Employee’s estate in the event of death) the Common Shares underlying the Restricted Share Units that have become vested in accordance with Section 1.3 or Section 1.5 within ninety (90) days following the earlier of (A)                     , 20___; (B) Employee’s “separation from service” within the meaning of Section 409A of the Code; or (C) the occurrence of a “change in the ownership,” “a change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code. Notwithstanding the foregoing, in the event that the earlier to occur of the events described in (A), (B) and (C) of the preceding sentence is Employee’s “separation from service” for any reason other than death, the Company shall deliver the Common Shares underlying the vested Restricted Share Units on the first day of the seventh month following such “separation from service” (or, if earlier, within ninety (90) days after Employee’s death).
(c) The Company’s obligations with respect to the Restricted Share Units shall be satisfied in full upon the delivery of the Common Shares underlying the vested Restricted Share Units.
1.5 Acceleration on Change of Control, Death or Disability; Forfeiture.
(a) In the event of a Change of Control of the Company, all unvested Restricted Share Units shall automatically become vested on the date when the Change of Control is deemed to have occurred.
(b) In the event of Employee’s termination of employment on account of death, Disability, Retirement, or, to the extent provided in an Employment Agreement between the Company and Employee (an “Employment Agreement”), termination by the Company without “Cause” or termination by Employee for “Good Reason” (as such terms are defined in the Employment Agreement), all unvested Restricted Share Units shall automatically become fully vested on the date of Employee’s termination of employment for such reason.
(c) If Employee’s employment with the Company terminates for any reason other than death, Disability or Retirement, or, to the extent provided in an Employment Agreement, termination by the Company without “Cause” or termination by Employee for “Good Reason” (as such terms are defined in the Employment Agreement), all unvested Restricted Share Units shall be forfeited by Employee as of the date of termination.
1.6 Payment of Applicable Taxes.
No Common Shares shall be delivered to Employee hereunder until any taxes payable by Employee with respect to the Restricted Share Units have been withheld by the Company or paid by Employee. Employee may use Common Shares to pay the Company all or any part of the mandatory federal, state, local, or foreign withholding tax payments due upon payment of the Common Shares. Payment of applicable taxes may be made as follows: (i) in cash, (ii) payment in Common Shares owned by Employee, including those that have been earned under the 2004 Plan, or (iii) by a combination of the methods described above.
SECTION 2. REPRESENTATIONS OF EMPLOYEE.
Employee hereby represents to the Company that Employee has read and understands the provisions of this Agreement and the 2004 Plan, and Employee acknowledges that Employee is relying solely on his or her own advisors with respect to the tax consequences of the Restricted Share Unit Awards. Employee understands and acknowledges that nothing contained in this Agreement shall confer upon Employee any right with respect to continued employment by the Company, nor limit or affect in any manner the right of the Company to terminate the employment or adjust the compensation of Employee.
SECTION 3. NOTICES.
All notices or communications under this Agreement shall be in writing, addressed as follows:

To the Company:	Robbins & Myers, Inc.
51 Plum Street, Suite 260
Dayton, Ohio 45440
Attention: Vice President, Human Resources

To Employee:	At the last residence address of Employee on file with the Company.
Any such notice or communication shall be (a) delivered by hand (with written confirmation of receipt) or sent by a nationally recognized overnight delivery service (receipt requested), (b) be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in writing from time to time), or (c) be given electronically, if receipt is confirmed electronically to the sender within 24 hours and the actual date of receipt shall determine the time at which notice was given.
SECTION 4. PLAN CONTROLLING.
The Award is subject to all of the terms and conditions of the 2004 Plan. In the event of a conflict between the 2004 Plan and this Agreement, the provisions of the 2004 Plan shall control.
SECTION 5. GOVERNING LAW.
This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Ohio other than the conflict of laws provisions of such laws.

SECTION 6. SEVERABILITY.
Whenever possible, each provision in this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of this Agreement shall remain in full force and effect.
SECTION 7. STRICT CONSTRUCTION.
No rule of strict construction shall be implied against the Company, the Committee or any other person in the interpretation of any of the terms of the 2004 Plan, this Agreement or any rule or procedure established by the Committee.
SECTION 8. DEFINITIONS.
(a) “Change of Control” means and shall be deemed to have occurred on (i) the date upon which the Company is provided a copy of a Schedule 13D, filed pursuant to Section 13(d) of the Securities Exchange Act of 1934 indicating that a group or person, as defined in Rule 13d-3 under said Act, has become the beneficial owner of 20% or more of the outstanding Voting Shares or the date upon which the Company first learns that a person or group has become the beneficial owner of 20% or more of the outstanding Voting Shares if a Schedule 13D is not filed; (ii) the date of a change in the composition of the Board such that individuals who were members of the Board on the date two years prior to such change (or who were subsequently elected to fill a vacancy in the Board, or were subsequently nominated for election by the Company’s shareholders, by the affirmative vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two year period) no longer constitute a majority of the Board; (iii) the date the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Shares of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Shares of the surviving entity) at least 80% of the total voting power represented by the Voting Shares of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the date shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.
(b) “Company” means Robbins & Myers, Inc., an Ohio corporation, and when used with reference to employment of Employee, Company includes any Subsidiary of the Company.
(c) “Retirement” means Employee’s Early Retirement or Normal Retirement as defined in the 2004 Plan.

IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement as of the Award Date.
ROBBINS & MYERS, INC.

By: Name:	/s/ Peter C. Wallace Peter C. Wallace,
President and Chief Executive Officer
EMPLOYEE

Name: